Exhibit 99.1
Valero Energy Corporation Reports First Quarter Earnings
SAN ANTONIO, April 26, 2007 — Valero Energy Corporation (NYSE: VLO) today reported first quarter 2007 net income of $1.1 billion, or $1.86 per share, which compares to $849 million, or $1.32 per share, in the first quarter of 2006. First quarter 2007 operating income was $1.8 billion, compared to $1.3 billion achieved in the same period last year. The increase in operating income was primarily attributable to stronger gasoline and distillate margins throughout the company’s refining system.
“We’re off to a great start in 2007, as Valero earned the highest first quarter profits in company history,” said Bill Klesse, Valero’s Chairman of the Board and Chief Executive Officer. “In addition to the strong margin environment, we benefited from the January commissioning of the expanded crude unit at the Port Arthur refinery, which increased overall throughput capacity at that refinery by 30,000 barrels per day to 325,000 barrels per day of sour crude oil.
“So far this year, we’ve seen solid growth in demand for gasoline and distillates, with particularly good demand growth for ultra-low-sulfur diesel. Today’s margin environment is not only supported by the strong demand levels, but it’s also the result of a number of industry-wide factors that have limited supply. Some of these factors include more stringent product specifications, more complicated refining operations, logistics constraints, and tightness in labor and equipment for maintenance activities. Given the combination of these factors, the industry is affected by planned maintenance and unplanned outages that are occurring more often and taking longer to bring back online. This helps to explain why the industry has experienced lower refinery utilization rates this year despite higher margins,” Klesse said.
Feedstock differentials to West Texas Intermediate (WTI) crude oil have been affected by a temporarily oversupplied WTI market at the Cushing, Oklahoma pricing hub, which was partially caused by the unplanned outage at the company’s McKee refinery. For example, the discount to WTI for Mars sour crude oil narrowed to $4.91 per barrel in the first quarter of 2007 versus an average of $7.70 per barrel in the first quarter of 2006. However, other light, sweet crude oils, which normally price similarly to WTI, priced at a premium to WTI in the first quarter of 2007. Light Louisiana Sweet (LLS) crude oil, for example, averaged about $1.50 per barrel more than WTI in the first quarter of 2007 as compared to about $0.50 per barrel below WTI in the first quarter of 2006. Thus, sour crude oil discounts relative to other light, sweet crude oils such as LLS averaged around $7 per barrel, consistent with last year’s discounts.

Looking ahead, the company expects feedstock differentials to remain favorable versus light, sweet crude oils due to plentiful supplies of sour grades and higher demand for sweet crude oils as refiners try to meet lower sulfur specifications for clean products. Also, as the McKee refinery begins to increase its throughput rates, the oversupply situation at Cushing should be partially reduced.
As to uses of cash in the first quarter, in January the company increased the dividend payment by 50% to $0.12 per share per quarter and in February the company paid off $183 million of callable long-term debt. In the first quarter, the company returned approximately $900 million of cash to shareholders by purchasing nearly 15.6 million shares of Valero’s common stock in the open market. An additional 4.1 million shares were purchased in early April, bringing the total purchases to date to 19.7 million shares. First quarter capital spending was $680 million, of which $129 million was for turnarounds.
Regarding refinery throughput activity for the second quarter, the company’s McKee refinery returned to operations on April 15, and is now running at approximately 80,000 barrels per day. The company expects throughput rates at McKee to increase to an average of 150,000 barrels per day by the end of the second quarter, but is not expected to reach full rates of 170,000 barrels per day before the end of 2007.
“Our process to explore strategic alternatives for our Lima, Ohio refinery is progressing very well. Final bids were submitted to us late last week, several of which we were very pleased with. We expect to announce a definitive sale and purchase agreement in the next few weeks. Regardless of the ultimate buyer, all the Lima refinery employees will remain with the plant. Also, the successful bidder is expected to make substantial investments in the facility, which is great news for the employees and the community of Lima,” Klesse said.
“In addition to our strong earnings results for the first quarter, we are excited about today’s announcement that our Board expanded our stock repurchase authorization from $2 billion to $6 billion. We also announced today that we have entered into an agreement with J.P. Morgan to purchase $3 billion of our shares under an accelerated share repurchase program, or ASR. Combining the ASR with the shares we have purchased through April leaves us with slightly more than $2 billion of authorization for more purchases that we intend to complete this year using available cash flow, which would likely include the proceeds from the Lima transaction.

“These actions reflect the execution of our commitment to use a balanced approach in investing cash. Beyond these steps, we will continue to evaluate all of our assets to improve operations and financial performance as part of our ongoing goal to increase returns over the long-term,” Klesse said.
Valero’s senior management will hold a conference call at 3 p.m. ET (2 p.m. CT) today to discuss this earnings release and provide an update on company operations. A live broadcast of the conference call will be available on the company’s website at www.valero.com.
Valero Energy Corporation is a Fortune 500 company based in San Antonio, with approximately 22,000 employees and 2006 annual revenues of more than $90 billion. The company owns and operates 18 refineries throughout the United States, Canada and the Caribbean with a combined throughput capacity of approximately 3.3 million barrels per day, making it the largest refiner in North America. Valero is also one of the nation’s largest retail operators with approximately 5,800 retail and branded wholesale outlets in the United States, Canada and the Caribbean under various brand names including Valero, Diamond Shamrock, Shamrock, Ultramar, and Beacon. Please visit www.valero.com for more information.
Statements contained in this release that state the company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see Valero’s annual reports on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission and on Valero’s website at www.valero.com.

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel and per Gallon Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
STATEMENT OF INCOME DATA:
Operating Revenues (1) (2)	$19,698	$20,927

Costs and Expenses:
Cost of Sales (1)	16,308	18,085
Refining Operating Expenses	975	926
Retail Selling Expenses (1)	171	172
General and Administrative Expenses	145	151
Depreciation and Amortization Expense	334	260

Total Costs and Expenses	17,933	19,594

Operating Income	1,765	1,333

Equity in Earnings of NuStar Energy L.P. (3)	—	12

Other Income, Net	5	—

Interest and Debt Expense:
Incurred	(90)	(96)
Capitalized	31	37

Income Before Income Tax Expense	1,711	1,286

Income Tax Expense	567	437

Net Income	1,144	849

Preferred Stock Dividends	—	1

Net Income Applicable to Common Stock	$1,144	$848

Earnings per Common Share	$1.91	$1.37

Weighted Average Common Shares Outstanding (in millions)	599	619

Earnings per Common Share — Assuming Dilution	$1.86	$1.32

Weighted Average Common Equivalent Shares Outstanding (in millions)	615	644

	March 31,	December 31,
	2007	2006
BALANCE SHEET DATA:
Cash	$1,696	$1,590

Total Debt	$4,946	$5,133

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel and per Gallon Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Operating Income (Loss) by Business Segment:
Refining	$1,868	$1,472

Retail:
U.S.	24	—
Canada	29	21

Total Retail	53	21

Total Before Corporate	1,921	1,493
Corporate	(156)	(160)

Total	$1,765	$1,333

Depreciation and Amortization by Business Segment:
Refining	$305	$231

Retail:
U.S.	11	13
Canada	7	7

Total Retail	18	20

Total Before Corporate	323	251
Corporate	11	9

Total	$334	$260

Operating Highlights:
Refining:
Throughput Margin per Barrel	$12.06	$10.11

Operating Costs per Barrel:
Refining Operating Expenses	$3.74	$3.56
Depreciation and Amortization	1.17	0.89

Total Operating Costs per Barrel	$4.91	$4.45

Throughput Volumes (Mbbls per Day):
Feedstocks:
Heavy Sour Crude	694	765
Medium/Light Sour Crude	627	553
Acidic Sweet Crude	91	66
Sweet Crude	825	875
Residuals	245	155
Other Feedstocks	152	182

Total Feedstocks	2,634	2,596
Blendstocks and Other	265	294

Total Throughput Volumes	2,899	2,890

Yields (Mbbls per Day):
Gasolines and Blendstocks	1,330	1,403
Distillates	963	909
Petrochemicals	91	89
Other Products (4)	521	494

Total Yields	2,905	2,895

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel and per Gallon Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Refining Operating Highlights by Region: (5)
Gulf Coast:
Operating Income	$1,083	$1,003

Throughput Volumes (Mbbls per Day)	1,525	1,512

Throughput Margin per Barrel	$12.35	$11.40

Operating Costs per Barrel:
Refining Operating Expenses	$3.45	$3.18
Depreciation and Amortization	1.01	0.85

Total Operating Costs per Barrel	$4.46	$4.03

Mid-Continent:
Operating Income	$183	$101

Throughput Volumes (Mbbls per Day)	505	504

Throughput Margin per Barrel	$9.68	$6.56

Operating Costs per Barrel:
Refining Operating Expenses	$4.20	$3.64
Depreciation and Amortization	1.44	0.69

Total Operating Costs per Barrel	$5.64	$4.33

Northeast:

Operating Income	$289	$179

Throughput Volumes (Mbbls per Day)	574	575

Throughput Margin per Barrel	$10.58	$8.50

Operating Costs per Barrel:
Refining Operating Expenses	$3.77	$4.11
Depreciation and Amortization	1.22	0.93

Total Operating Costs per Barrel	$4.99	$5.04

West Coast:
Operating Income	$313	$189

Throughput Volumes (Mbbls per Day)	295	299

Throughput Margin per Barrel	$17.56	$12.61

Operating Costs per Barrel:
Refining Operating Expenses	$4.38	$4.29
Depreciation and Amortization	1.41	1.31

Total Operating Costs per Barrel	$5.79	$5.60

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel and per Gallon Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Retail — U.S.:
Company — Operated Fuel Sites (Average)	963	996
Fuel Volumes (Gallons per Day per Site)	4,982	4,882
Fuel Margin per Gallon	$0.123	$0.100
Merchandise Sales	$233	$219
Merchandise Margin (Percentage of Sales)	30.0%	29.7%
Margin on Miscellaneous Sales (1)	$25	$20
Selling Expenses (1)	$113	$116

Retail — Canada:
Fuel Volumes (Thousand Gallons per Day)	3,370	3,284
Fuel Margin per Gallon	$0.245	$0.225
Merchandise Sales	$37	$36
Merchandise Margin (Percentage of Sales)	29.4%	27.9%
Margin on Miscellaneous Sales	$9	$8
Selling Expenses	$58	$56

Average Market Reference Prices and Differentials (Dollars per Barrel):
Feedstocks (at U.S. Gulf Coast, except as Noted):
West Texas Intermediate (WTI) Crude Oil	$58.00	$63.29
WTI Less Sour Crude Oil (6)	$5.92	$7.98
WTI Less Mars Crude Oil	$4.91	$7.70
WTI Less Alaska North Slope (ANS)
Crude Oil (U.S. West Coast)	$2.30	$2.41
WTI Less Maya Crude Oil	$12.63	$15.61

Products:
U.S. Gulf Coast:
Conventional 87 Gasoline Less WTI	$10.22	$8.00
No. 2 Fuel Oil Less WTI	$9.82	$8.85
Ultra-Low-Sulfur Diesel Less WTI	$17.36	N.A.
Propylene Less WTI	$16.21	$7.14
U.S. Mid-Continent:
Conventional 87 Gasoline Less WTI	$12.12	$8.08
Low-Sulfur Diesel Less WTI	$20.33	$13.27
U.S. Northeast:
Conventional 87 Gasoline Less WTI	$12.01	$6.76
No. 2 Fuel Oil Less WTI	$11.35	$9.03
Lube Oils Less WTI	$63.80	$46.92
U.S. West Coast:
CARBOB 87 Gasoline Less ANS	$29.98	$15.21
CARB Diesel Less ANS	$26.54	$20.97

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel and per Gallon Amounts)
(Unaudited)

(1)	Certain amounts previously reported in 2006 for operating revenues, cost of sales and retail selling expenses have been reclassified for comparability with amounts reported in 2007.

(2)	Includes excise taxes on sales by Valero’s U.S. retail system of $196 million and $194 million for the three months ended March 31, 2007 and 2006, respectively.

(3)	On December 22, 2006, Valero Energy Corporation sold its remaining ownership interest in NuStar GP Holdings, LLC (formerly Valero GP Holdings, LLC), which indirectly owns the general partner interest, the incentive distribution rights and a 21.4% limited partner interest in NuStar Energy L.P. (formerly Valero L.P.) As a result, the statement of income reflects no equity in earnings of NuStar Energy L.P. subsequent to December 21, 2006.

(4)	Primarily includes gas oils, No. 6 fuel oil, petroleum coke and asphalt.

(5)	The regions reflected herein contain the following refineries: Gulf Coast- Corpus Christi East, Corpus Christi West, Texas City, Houston, Three Rivers, Krotz Springs, St. Charles, Aruba and Port Arthur Refineries; Mid-Continent- McKee, Ardmore, Memphis and Lima Refineries; Northeast- Quebec City, Paulsboro and Delaware City Refineries; and West Coast- Benicia and Wilmington Refineries.

(6)	The market reference differential for sour crude oil is based on 50% Arab Medium and 50% Arab Light posted prices.